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                                                                    EXHIBIT 11.1


                                   RENEX CORP.

                    COMPUTATION OF PER SHARE EARNINGS (LOSS)


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
                                                               THREE MONTHS ENDED              NINE MONTHS ENDED
                                                                 SEPTEMBER 30,                    SEPTEMBER 30,
                                                         --------------------------      ---------------------------
                                                            1998             1997            1998             1997
                                                         ----------       ---------      ----------        ---------
Income (loss) applicable to primary common and
    common equivalent shares                             $  439,000       $(278,000)     $  964,000       $ (781,000)
                                                         ==========       =========       ==========       =========

BASIC EPS:
Common weighted average shares                            6,977,372       3,971,128        6,977,372       3,974,006
Basic earnings (loss) per share                                0.06           (0.07)            0.14           (0.20)

DILUTED EPS:
Common weighted average shares                            6,977,372       3,971,128        6,977,372       3,974,006
Options and warrants                                         53,548              --           60,423              --
                                                         ----------       ---------      ----------        ---------

Diluted weighted average shares                           7,030,920       3,971,128        7,037,795       3,974,006

Diluted earnings (loss) per share                              0.06           (0.07)            0.14           (0.20)


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